UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to

Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

March 30, 2019

IRONWOOD PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34620	04-3404176

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

301 Binney Street Cambridge, Massachusetts	02142

(Address of principal executive offices)	(Zip code)

(617) 621-7722

(Registrant’s telephone
number,

including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Agreements with Cyclerion

On April 1, 2019, Ironwood Pharmaceuticals, Inc. (“Ironwood”) completed the previously announced separation of its soluble guanylate cyclase (“sGC”) business, and certain other assets and liabilities, into a separate, independent publicly traded company. This separation was effected by means of a distribution of all of the outstanding shares of common stock of Cyclerion Therapeutics, Inc. (“Cyclerion”) through a dividend of Cyclerion’s common stock, with no par value, to Ironwood’s stockholders of record as of the close of business on March 19, 2019 (the entire transaction being referred to as the “Separation”).

In connection with the Separation, Ironwood entered into a separation agreement with Cyclerion, dated as of March 30, 2019, that, among other things, set forth Ironwood’s agreements with Cyclerion regarding the principal actions to be taken in connection with the Separation, including the distribution.  The distribution was effective as of April 1, 2019. The separation agreement identifies assets transferred to, liabilities assumed by and contracts assigned to each of Cyclerion and Ironwood as part of the Separation, and it provides for when and how these transfers, assumptions and assignments occur. The purpose of the separation agreement is to provide Cyclerion and Ironwood with assets to operate their respective businesses and retain or assume liabilities related to those assets. Each of Cyclerion and Ironwood agreed to releases, with respect to pre-Separation claims, and cross indemnities with respect to post-Separation claims, that are principally designed to place financial responsibility for the obligations and liabilities allocated to Cyclerion under the separation agreement with Cyclerion and financial responsibility for the obligations and liabilities allocated to Ironwood under the separation agreement with Ironwood. Ironwood and Cyclerion are also each subject to two-year non-solicit and non-hire restrictions. In addition, the parties agreed to certain non-competition restrictions, subject to certain customary carve-outs.

Ironwood and Cyclerion also entered into a tax matters agreement, dated as of March 30, 2019, governing each party’s rights, responsibilities and obligations with respect to taxes, including taxes, if any, incurred as a result of any failure of the Separation to qualify as tax-free for U.S. federal income tax purposes. In general, if the parties incur tax liabilities in the event that the Separation is not tax-free, each party is expected to be responsible for any taxes imposed on Ironwood or Cyclerion that arise from the failure of the Separation to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes, under Sections 355 and 368(a)(1)(D) and certain other relevant provisions of the Internal Revenue Code of 1986, as amended, to the extent that the failure to so qualify is attributable to an acquisition of stock or assets of, or certain actions, omissions or failures to act of, such party. If both Ironwood and Cyclerion are responsible for such failure, liability would be shared according to relative fault. U.S. tax otherwise resulting from the failure of the Separation to qualify as a transaction that is tax-free generally will be the responsibility of Ironwood.

Cyclerion agreed to certain restrictions intended to preserve the tax-free status of the Separation. In particular, Cyclerion is barred, subject to certain exceptions, from taking any action that could reasonably be expected to adversely affect the tax-free status of the Separation and, for the two years following April 1, 2019, generally may not issue or sell securities, sell assets outside of the ordinary course of business or enter into any other corporate transaction that would cause Cyclerion to undergo a 3% or greater change in its stock ownership. Cyclerion generally has agreed to indemnify Ironwood and its affiliates against any and all tax-related liabilities incurred by them relating to the Separation, including for any taxes, interest, penalties and other costs, including any reductions in Ironwood’s net operating losses or other tax assets, to the extent caused by an acquisition of Cyclerion stock or assets or certain actions.

In connection with the Separation, Ironwood  also entered into an employee matters agreement with Cyclerion, dated as of March 30, 2019. The employee matters agreement allocates assets, liabilities and responsibilities relating to the employment, compensation and employee benefits of Ironwood and Cyclerion employees, and other related matters, in connection with the Separation, including the treatment of outstanding Ironwood incentive equity awards. The employee matters agreement generally provides that, unless otherwise specified, Cyclerion is responsible for liabilities associated with employees who transfer to Cyclerion and employees whose employment terminated prior to the distribution but who primarily supported the Cyclerion business, and Ironwood is responsible for liabilities associated with other employees, including employees retained by Ironwood.

Pursuant to the employee matters agreement, the outstanding Ironwood equity awards held by Cyclerion and Ironwood employees were adjusted immediately prior to the distribution, with the intent to maintain, immediately following the distribution, the economic value of the awards. Vested Ironwood equity awards held by Cyclerion and Ironwood employees were generally converted into vested equity awards of both Ironwood and Cyclerion, with the number of shares underlying such awards and the exercise prices of such awards equitably adjusted. Unvested Ironwood equity awards held by

Cyclerion employees (and Cyclerion non-employee directors) were generally converted into Cyclerion equity awards, with the number of shares underlying such awards and the exercise prices of such awards equitably adjusted. Unvested Ironwood equity awards held by Ironwood employees (and Ironwood non-employee directors) remained Ironwood equity awards, with the number of shares underlying such awards held by Ironwood employees and the exercise prices of such awards held by Ironwood employees equitably adjusted.

The foregoing descriptions of the separation agreement, the tax matters agreement and the employee matters agreement are only summaries and are qualified in their entirety by reference to the complete terms and conditions of the separation agreement, the tax matters agreement and the employee matters agreement, which are attached as Exhibit 2.1, Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Leasing Arrangements

On April 1, 2019, Ironwood amended its lease (the “Lease Amendment”) with BMR-Rogers Street LLC, the building landlord of its existing headquarters at 301 Binney Street in Cambridge, Massachusetts, to reduce its leased premises to approximately 108,000 rentable square feet of office space on the first and third floors. The surrendered portion of its headquarters of approximately 114,000 rentable square feet on the first and second floor of the building is now occupied by Cyclerion under a direct lease between Cyclerion and the building landlord.

The foregoing description of the Lease Amendment is only a summary and is qualified in its entirety by reference to the complete terms and conditions of the Lease Amendment, which is attached as Exhibit 10.3 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.01 Completion of the Acquisition or Disposition of Assets.

As described above, on April 1, 2019, Ironwood completed the Separation. As part of the Separation, Ironwood stockholders received one share of Cyclerion common stock for every ten shares of Ironwood common stock held at the close of business on March 19, 2019. Ironwood did not issue fractional shares of Cyclerion’s common stock in the distribution. Instead, Ironwood stockholders are entitled to receive cash in lieu of fractional Cyclerion shares.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with, and on the effective date of, their appointment to the board of directors of Ironwood, each of  Mark Currie, Jon Duane, Marla Kessler, and Catherine Moukheibir were granted a restricted stock award under the Ironwood’s Amended and Restated 2010 Employee, Director, and Consultant Equity Incentive Plan (the “2010 Plan”) and Ironwood’s Director Compensation Plan in an amount equal to 2,995 shares of Ironwood’s common stock. These restricted stock awards will vest in full on the day before the 2019 annual meeting of shareholders of Ironwood, subject to the director’s continuing service to Ironwood through such date.

On April 1, 2019, Julie H. McHugh and Andrew Dreyfus, each formerly Ironwood Class I directors with terms expiring at Ironwood’s 2020 annual meeting of stockholders, resigned from Ironwood’s board of directors (the “Board”) and were reappointed by the Board as Class III directors, with terms expiring at Ironwood’s 2019 annual meeting of stockholders. Before her resignation, Ms. McHugh served as a member of the Audit Committee and Governance and Nominating Committee and, following her reappointment to the Board, Ms. McHugh continues to serve on such committees. Prior to his resignation, Mr. Dreyfus served as a member of the Audit Committee and following his reappointment to the Board, Mr. Dreyfus began service as a member of the Compensation and HR Committee.

There is no arrangement or understanding between either Ms. McHugh or Mr. Dreyfus and any other person pursuant to which she or he was selected as a director. Neither Ms. McHugh nor Mr. Dreyfus is, or has been since January 1, 2018, a participant in any transaction involving the Company, and is not a participant in any proposed transaction with the Company, in each case, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Ms. McHugh’s and Mr. Dreyfus’s resignations and reappointments did not constitute a break in service with Ironwood for purposes of the 2010 Plan and Director Compensation Plan.

Item 7.01 Regulation FD Disclosure.

On April 1, 2019, Ironwood issued a press release in connection with the completion of the Separation. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(b)   Pro forma financial information. The unaudited pro forma consolidated financial statements of Ironwood Pharmaceuticals, Inc., giving effect to the Separation, and the related notes thereto, are attached hereto as Exhibit 99.2.

(d)   Exhibits.

Exhibit No.	Description

2.1	Separation Agreement, dated as of March 30, 2019, by and between Ironwood Pharmaceuticals, Inc. and Cyclerion Therapeutics, Inc.*
10.1	Tax Matters Agreement, dated as of March 30, 2019, by and between Ironwood Pharmaceuticals, Inc. and Cyclerion Therapeutics, Inc.
10.2	Employee Matters Agreement, dated as of March 30, 2019, by and between Ironwood Pharmaceuticals, Inc. and Cyclerion Therapeutics, Inc.
10.3	Thirteenth Amendment to Lease, dated as of April 1, 2019, by and between BMR-Rogers Street LLC and Ironwood Pharmaceuticals, Inc.
99.1	Press Release of Ironwood Pharmaceuticals, Inc. dated April 1, 2019
99.2	Ironwood Pharmaceuticals, Inc. Unaudited Pro Forma Consolidated Financial Statements

* Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Ironwood hereby undertakes to furnish copies of any of the omitted schedules and exhibits upon request by the U.S. Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ironwood Pharmaceuticals, Inc.

Dated: April 4, 2019	By:	/s/ Gina Consylman
		Name:	Gina Consylman
		Title:	Senior Vice President, Chief Financial Officer